Exhibit 99.2

Femasys Inc. Receives U.S. FDA Clearance to Market FemaSeed, an Innovative Infertility Treatment Solution

- The 510(k) Clearance from the United States Food and Drug Administration (FDA) allows for the U.S. commercialization of FemaSeed®, an intratubal artificial insemination option designed to augment the natural fertilization process -

- FemaSeed® is an innovative infertility treatment designed to deliver sperm directly to where conception occurs in a woman’s fallopian tube-

ATLANTA, September 25, 2023 -- Femasys Inc. (NASDAQ: FEMY), a biomedical company focused on meeting significant unmet needs for women worldwide with a broad portfolio of in-office, accessible solutions, including a lead late-clinical stage product candidate and innovative diagnostic products, today announced it has received 510(k) Clearance from the United States Food and Drug Administration (FDA) for FemaSeed®, an innovative infertility treatment designed to deliver sperm directly to where conception occurs in a woman’s fallopian tube.

In recent decades, infertility has affected an increasing number of women - estimated at 10 million in the United States according to the Center for Disease Control (CDC).  Despite incremental advancements, there have been no recent meaningful affordable options. FemaSeed® Intratubal Insemination is a type of an intrauterine insemination procedure that is less invasive than in vitro fertilization (IVF) or intracytoplasmic sperm injection (ICSI), which we expect would reduce the chances of procedural complications.

“We are thrilled to receive 510(k) Clearance from FDA for FemaSeed®, an innovative infertility treatment designed to deliver sperm directly to where conception occurs,” said Kathy Lee-Sepsick, founder, president and chief executive officer of Femasys. “This FDA 510(k) Clearance of FemaSeed demonstrates our successful collaborative efforts with the FDA to bring forward new technology that will address the significant unmet need for less burdensome infertility treatments.”

Femasys is creating accessible options for women, as exemplified with FemaSeed®, now an FDA-cleared infertility treatment, and its lead product candidate, FemBloc® in late-stage clinical development for permanent birth control. The Company is commercializing complementary diagnostic products that were internally developed through its in-house manufacturing capabilities, with regulatory approvals in the U.S., Canada and other countries outside the U.S. The FemaSeed procedure works synergistically with FemVue®, Femasys’ FDA-cleared diagnostic device that enables an in-office ultrasound assessment of the fallopian tubes and serves to provide an infertility diagnosis prior to FemaSeed.

Ms. Lee-Sepsick continued, “In recent years, there has been a sharp decline in fertility rates with a downward trajectory of sperm counts and record low birth rates.  At this critical time, we are incredibly gratified that women and couples in the United States struggling with infertility will now have access to a new cost-effective infertility treatment option, in addition to the diagnostic solutions we have already made available.”

About FemaSeed®

FemaSeed is an innovative infertility treatment designed to deliver sperm to the fallopian tube where conception occurs. It is intended to enhance natural fertilization and provide a first-line treatment option for infertility. FemaSeed is less invasive and more affordable than assisted reproduction procedures, such as in vitro fertilization (IVF) or intracytoplasmic sperm injection (ICSI). Femasys is supporting an ongoing pivotal clinical trial specific for male factor infertility.  FemaSeed has achieved U.S. FDA clearance and regulatory approval in Canada.

About Femasys

Femasys is a biomedical company focused on meeting significant unmet needs for women worldwide with a broad portfolio of in-office, accessible solutions, including a lead revolutionary late-clinical stage product candidate and FDA-cleared, innovative therapeutic and diagnostic products.  Femasys’ FemBloc® permanent birth control in late-stage clinical development is the first and only non-surgical, in-office, permanent birth control method intended to be a safer option for women at substantially less cost than the long-standing surgical alternative. Femasys’ FemaSeed® Intratubal Insemination, an innovative infertility treatment designed to deliver sperm directly where conception occurs, is now FDA-cleared (and also approved in Canada). The Company has developed diagnostic products that are complementary for which it has achieved regulatory approvals to market in the U.S., Canada and other non-U.S. territories, and which are commercial-ready due to its in-house manufacturing capabilities. The Company’s diagnostic products include FemVue® for fallopian tube assessment by ultrasound, which can be used in conjunction with FemCath®, an intrauterine catheter for selective fallopian tube evaluation, and FemCerv®, an endocervical tissue sampler for cervical cancer diagnosis.  Learn more at www.femasys.com, or follow us on X, Facebook and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate, enroll and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors
Chuck Padala
LifeSci Advisors, LLC
917-741-7792
chuck@lifesciadvisors.com

Femasys Inc.
Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com